EXHIBIT 99.2

Consent of Director Nominee

SodaStream International Ltd. is filing a Registration Statement on Form F-1  with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of ordinary shares of SodaStream International Ltd.  In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of SodaStream International Ltd. in the Registration Statement, as may be amended from time to time.  I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: October 17, 2010	/s/ Eytan Glazer
Eytan Glazer